Exhibit 10.28

AMENDED AND RESTATED SEVERANCE AGREEMENT

This Amended and Restated Severance Agreement (“Agreement”), dated as of February 23, 2011 is made and entered into by DESMOND WALSH (“Executive”) and HERBALIFE INTERNATIONAL OF AMERICA, INC., a California corporation (“Company”). The parties to this Agreement agree as follows:

1. Employment At-Will. The Company and Executive acknowledge and agree that each can terminate the employment relationship at any time upon written notice to the other, with or without prior notice, for any reason or for no reason. Executive has received no promise of continued employment or employment for any specific period of time, and no employee of the Company, including without limitation the Company’s officers, has the authority to alter the at-will nature of the employment relationship except in a written employment contract signed by an authorized Company executive and by Executive.

2. Severance.

(a) Although nothing in this Section 2 shall be construed to alter the at-will nature of employment as set forth in Section 1 above, if Executive is terminated by the Company without Cause or resigns for Good Reason, Executive will be paid a lump sum amount equal to two times Executive’s then-current annual salary (the “Salary Severance”), in addition to all other accrued entitlements such as unpaid salary and accrued vacation, if any. If Executive is terminated by the Company without Cause or resigns for Good Reason, the Company will also provide Executive with outplacement services for up to six months by a provider selected and paid for by the Company in an amount not to exceed $20,000; Executive shall not be entitled to cash in lieu of outplacement services. If Executive is terminated by the Company without Cause, resigns for Good Reason, retires, dies, or resigns as a result of a disability, Executive will be entitled to receive a pro rata bonus payment (based on the actual performance of the Company over the entire year), at such time bonuses are paid to the Company’s senior executives generally, based on the number of months worked in the applicable fiscal year of the Company (the “Bonus Severance”). Executive will have no duty to mitigate. As a precondition to the Company’s obligation to pay Executive severance of two years of salary and a pro rata bonus, Executive agrees to execute and deliver to the Company a fully effective general release in the form attached to this Agreement as Attachment A within 30 days following the date Executive’s employment with the Company terminates. Company shall pay Executive the Salary Severance on the date which is the later of ten days after the date on which it receives the signed release (so long as such release has become effective and irrevocable in accordance with its terms), subject to Section 17, and the Company shall pay the Bonus Severance on the date which is the later of ten days after the date on which it receives the signed release (so long as such release has become effective and irrevocable in accordance with its terms) or the date on which Company pays bonuses to Company’s senior executives generally for the applicable year (such date to be in the calendar year following the year in which the separation from service occurs), subject to Section 17. Executive understands and agrees that Executive shall not be entitled to any other severance benefit not set forth in this Section 2, and accordingly Executive expressly acknowledges that the Company will not be obligated to make 401(k) contributions following the termination of Executive’s employment.

(b) In the event that Executive is qualified for and elects COBRA coverage under the Company’s health plans after a termination without Cause or a resignation for Good Reason, the Company will continue to pay its share of the cost of premiums under such plans until Executive is reemployed, or for a period of two years, whichever occurs first, payable in accordance with the Company’s normal benefit practices. Upon a termination for Cause and upon a resignation without Good Reason (other than due to death, disability or retirement), except as set forth in Section 2(a) above and/or one or more separate written agreements between Company and Executive, all unearned compensation, benefits and unvested options shall be forfeited.

(c) Notwithstanding the terms of any stock incentive plan of the Company or stock option or stock appreciation right agreement to which Executive is a party, if Executive is terminated by the Company without Cause or resigns for Good Reason, and on the effective date of such termination Executive is subject to a “trading blackout” or “quiet period” with respect to the Company’s common shares or if the Company determines, upon the advice of legal counsel, that on the effective date of such termination Executive may not to trade in the Company’s common shares due to Executive’s possession of material non-public information, in each case, which restriction or prohibition continues for a period of at least twenty consecutive calendar days, the Company hereby agrees that Executive shall be permitted to pay the exercise price and/or any tax withholding obligation payable in connection with the exercise of any of Executive’s then outstanding and exercisable Company stock options and/or stock appreciation rights by either tendering common shares of the Company then owned by Executive and/or instructing the Company to withhold from the common shares otherwise issuable upon exercise such stock options and/or stock appreciation rights a number of common shares having a fair market value on the date of exercise equal to the exercise price and/or tax withholding obligation.

(d) For purposes of this Agreement, the Company shall have “Cause” to terminate Executive’s services in the event of any of the following acts or circumstances: (i) Executive’s conviction of a felony or entering a plea of guilty or nolo contendere to any crime constituting a felony (other than a traffic violation or by reason of vicarious liability); (ii) Executive’s substantial and repeated failure to attempt to perform Executive’s lawful duties to the Company, except during periods of physical or mental incapacity; (iii) Executive’s gross negligence or willful misconduct with respect to any material aspect of the business of the Company or any of its affiliates, which gross negligence or willful misconduct has a material and demonstrable adverse effect on the Company; (iv) Executive’s material violation of a Company policy resulting in a material and demonstrable adverse effect to the Company or an affiliate, including but not limited to a violation of the Company’s Code of Business Conduct and Ethics; or (v) any material breach of this Agreement or any material breach of any other written agreement between Executive and the Company’s affiliates governing Executive’s equity compensation arrangements (i.e., any agreement with respect to Executive’s stock, stock appreciation right and/or stock options of any of the Company’s affiliates); provided, however, that Executive shall not be deemed to have been terminated for Cause in the case of clause (ii), (iii), (iv) or (v) above, unless any such breach is not fully corrected prior to the expiration of the thirty (30) calendar day period following delivery to Executive of the Company’s written notice of its intention to terminate his employment for Cause describing the basis therefore in reasonable detail.

(e) Executive will be deemed to have a “Good Reason” if Executive terminates his employment because of (i) a material diminution of Executive’s duties as President, (ii) the failure by any successor of the Company to assume in writing the Company’s obligations under this Agreement, (iii) the breach by the Company in any respect of any of its obligations under this Agreement, and, in any such case (but only if correction or cure is possible), the failure by the Company to correct or cure the circumstance or breach on which such resignation is based within 30 days after receiving notice from Executive describing such circumstance or breach in reasonable detail, (iv) the relocation of Executive’s primary office location of more than 50 miles that places the primary office farther from Executive’s residence than it was before, or (v) the imposition by the Company of a requirement that Executive report to a person other than the Chief Executive Officer of the Company or the Chairman of the Board. Executive shall not have a Good Reason to resign if the Company suspends Executive due to an indictment of Executive on felony charges, provided that the Company continues to pay Executive’s salary and benefits. No Salary Severance is payable after Executive turns age 65, regardless of whether Executive has a Good Reason for resignation and regardless whether the Company has Cause to terminate Executive.

3. Change in Control. Notwithstanding anything to the contrary in an award agreement between Executive and the Company, with respect to all stock option, stock appreciation right and stock unit awards granted to Executive prior to or after the date of this Agreement (the “Equity Awards”), upon the occurrence of a Change of Control (as defined in the Company’s 2005 Stock Incentive Plan, as amended) each Equity Award shall become immediately and fully vested and, to the extent applicable, exercisable as of immediately prior to such Change of Control.

4. Excise Tax. If any payment or benefit due under this Agreement, together with all other payments and benefits (including, without limitation, the acceleration of vesting of stock options and/or other equity-based compensation awards) to which Executive is entitled from the Company, or any affiliate thereof, would (if paid or provided) constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision), the amounts otherwise payable and benefits otherwise due under this Agreement will either (i) be delivered in full, or (ii) be limited to the minimum extent necessary to ensure that no portion thereof will fail to be tax-deductible to the Company by reason of Section 280G of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state or local income and employment taxes and the excise tax imposed under Section 4999 of the Code, results in Executive’s receipt, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be subject to the excise tax imposed under Section 4999 of the Code. In the event that the payments and/or benefits are to be reduced pursuant to this Section 4, such payments and benefits shall be reduced such that the reduction of compensation to be provided to Executive as a result of this

Section 4 is minimized. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.

5. Confidential and Proprietary Information.

(a) The parties agree and acknowledge that during the course of Executive’s employment, Executive will be given and will have access to and be exposed to trade secrets and confidential information in written, oral, electronic and other forms regarding the Company and its affiliates (which includes but is not limited to all of its business units, divisions and affiliates) and their business, equipment, products and employees, including, without limitation: the identities of the Company’s and its affiliates’ distributors and customers and potential distributors and customers (hereinafter referred to collectively as “Distributors”), including, without limitation, the identity of Distributors that Executive cultivates or maintains while providing services at the Company or any of its affiliates using the Company’s or any of its affiliates’ products, name and infrastructure, and the identities of contact persons with respect to those Distributors; the particular preferences, likes, dislikes and needs of those Distributors and contact persons with respect to product types, pricing, sales calls, timing, sales terms, rental terms, lease terms, service plans, and other marketing terms and techniques; the Company’s and its affiliates’ business methods, practices, strategies, forecasts, pricing, and marketing techniques; the identities of the Company’s and its affiliates’ licensors, vendors and other suppliers and the identities of the Company’s and its affiliates’ contact persons at such licensors, vendors and other suppliers; the identities of the Company’s and its affiliates’ key sales representatives and personnel and other employees; advertising and sales materials; research, computer software and related materials; and other facts and financial and other business information concerning or relating to the Company or any of its affiliates and their business, operations, financial condition, results of operations and prospects. Executive expressly agrees to use such trade secrets and confidential information only for purposes of carrying out his duties for the Company and its affiliates as he deems appropriate in his good faith judgment, and not for any other purpose, including, without limitation, not in any way or for any purpose that could reasonably be foreseen to be detrimental to the Company or any of its affiliates; provided, Executive shall be permitted to disclose such trade secrets and confidential information to third parties in the course of performing his duties for the Company and its affiliates as he deems appropriate in his good faith judgment provided that prior to such disclosure Executive causes the intended recipient of such information to sign a confidentiality agreement. Executive shall not at any time, either during the course of his employment hereunder or after the termination of such employment, use for himself or others, directly or indirectly, any such trade secrets or confidential information, and, except as required by law or as permitted hereunder, Executive shall not disclose such trade secrets or confidential information, directly or indirectly, to any other person or entity. Trade secret and confidential information hereunder shall not include any information which (i) is already in or subsequently enters the public domain, other than as a result of any unauthorized direct or indirect disclosure by Executive, (ii) becomes available to Executive on a non-confidential basis from a source other than the Company or any of its affiliates, provided that Executive has no knowledge that such source is subject to a confidentiality agreement or other obligation of secrecy or confidentiality (whether pursuant to a contract, legal or fiduciary obligation or duty or otherwise) to the Company or any of its affiliates or any other person or entity or (iii) is approved for release by the Chief Executive Officer or the board of directors of the Company or any of its affiliates or which the Chief Executive Officer or the board of directors of the Company or any of its affiliates makes available or authorizes Executive to make available to third parties without an obligation of confidentiality.

(b) All physical property and all notes, memoranda, files, records, writings, documents and other materials of any and every nature, written or electronic, which Executive shall prepare or receive in the course of his employment with the Company and which relate to or are useful in any manner to the business now or hereafter conducted by the Company or any of its affiliates are and shall remain the sole and exclusive property of the Company and its affiliates, as applicable. Executive shall not remove from the Company’s premises any such physical property, the original or any reproduction of any such materials nor the information contained therein except for the purposes of carrying out his duties to the Company or any of its affiliates and all such property (except for any items of personal property not owned by the Company or any of its affiliates), materials and information in his possession or under his custody or control upon the termination of his employment (other than such materials received by Executive solely in his capacity as a shareholder) or at any other time upon request by the Company shall be immediately turned over to the Company and its affiliates, as applicable.

(c) All inventions, improvements, trade secrets, reports, manuals, computer programs, tapes and other ideas and materials developed or invented by Executive during the period of his employment, either solely or in collaboration with others, which relate to the actual or anticipated business or research of the Company or any of its affiliates which result from or are suggested by any work Executive may do for the Company or any of its affiliates or which result from use of the Company’s or any of its affiliates’ premises or property (collectively, the “Developments”) shall be the sole and exclusive property of the Company and its affiliates, as applicable. Executive assigns and transfers to the Company his entire right and interest in any such Development, and Executive shall execute and deliver any and all documents and shall do and perform any and all other acts and things necessary or desirable in connection therewith that the Company or any of its affiliates may reasonably request, it being agreed that the preparation of any such documents shall be at the Company’s expense. Nothing in this paragraph applies to an invention which qualifies fully under the provisions of California Labor Code Section 2870.

(d) Following the termination of Executive’s employment, Executive will reasonably cooperate with the Company (at the Company’s expense, if Executive reasonably incurs any out-of-pocket costs with respect thereto, including, but not limited to, lost salary or the value of vacation benefits used in connection therewith) in any defense of any legal, administrative or other action in which the Company or any of its affiliates or any of their distributors or other business relations are a party or are otherwise involved, so long as any such matter was related to Executive’s duties and activities conducted on behalf of the Company or its Subsidiaries.

(e) The provisions of this Section 5 and Sections 6, 7 and 8 shall survive any termination of this Agreement and termination of Executive’s employment with the Company.

6. Non-Solicitation. Executive acknowledges that in the course of his employment for the Company he will become familiar with the Company’s and its affiliates’ trade secrets and other confidential information concerning the Company and its affiliates. Accordingly, Executive agrees that, during Executive’s employment and for a period of twenty-four (24) months immediately thereafter (the “Nonsolicitation Period”), he will not directly or indirectly through another entity (i) induce or attempt to induce any employee or Distributor of the Company or any of its affiliates to leave the employment of, or cease to maintain its distributor relationship with, the Company or such affiliate, or in any way interfere with the relationship between the Company or any such affiliate and any employee or Distributor thereof, (ii) hire any person who was an employee of the Company or any of its affiliates at any time during the Nonsolicitation Period unless such person’s employment was terminated by the Company or such affiliate or enter into a distributor relationship with any person or entity who was a Distributor of the Company or any of its affiliates at any time during the Nonsolicitation Period, (iii) induce or attempt to induce any Distributor, supplier, licensor, licensee or other business relation of the Company or any of its affiliates to cease doing business with the Company or such affiliate, or in any way interfere with the relationship between such Distributor, supplier, licensor, licensee or business relation and the Company or any of its affiliates or (iv) use any trade secrets or other confidential information of the Company or any of its affiliates to directly or indirectly participate in any means or manner in any business which is a direct competitor of the Company.

7. Non-Disparagement. During Executive’s employment and thereafter, Executive agrees not to make any derogatory, negative or disparaging public statement about the Company, its officers, its employees, or members of its Board, or to make any public statement (or any statement likely to become public) that could reasonably be expected to adversely affect or disparage the reputation, or, to the extent applicable, business or goodwill of the Company, it being agreed and understood that nothing herein shall prohibit Executive (a) from disclosing that Executive is no longer employed by the Company, (b) from responding truthfully to any governmental investigation or inquiry related thereto, whether by the Securities and Exchange Commission or other governmental entity or any other law, subpoena, court order or other compulsory legal process or any disclosure requirement of the Securities and Exchange Commission, or (c) from making traditional competitive statements in the course of promoting a competing business, so long as any statements made by Executive described in this clause (c) are not based on confidential information obtained during the course of Executive’s employment with the Company. The Company agrees that it will not make any derogatory, negative or disparaging public statements about Executive that are untruthful in any authorized Company statement (whether written or oral), including, but not limited to, any press release or public announcement.

8. Injunctive Relief. Executive and the Company (a) intend that the provisions of Sections 5 and 6 be and become valid and enforceable, (b) acknowledge and agree that the provisions of Sections 5 and 6 are reasonable and necessary to protect the legitimate interests of the business of the Company and its affiliates and (c) agree that any violation of Section 5 or 6 might result in irreparable injury to the Company and its affiliates, the exact amount of which would be difficult to ascertain and the remedies at law for which may not be reasonable or adequate compensation to the Company and its affiliates for such a violation. Accordingly, Executive agrees that if Executive violates or threatens to violate the provisions of Section 5 or 6, in addition to any other remedy which may be available at law or in equity, the Company shall be entitled to seek specific performance and injunctive relief, and without the necessity of proving actual damages. In addition, in the event of a violation or threatened violation by Executive of Section 5 or 6 of this Agreement, the Nonsolicitation Period will be tolled until such violation or threatened violation has been duly cured. If, at the time of enforcement of Sections 5 or 6 of this Agreement, a court holds that the restrictions stated therein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area.

9. Assignment: Successors and Assigns. Executive agrees that he shall not assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, any rights or obligations under this Agreement, nor shall Executive’s rights hereunder be subject to encumbrance of the claims of creditors. This Agreement may be assigned by the Company without the consent of Executive to (a) any entity succeeding to all or substantially all of the assets or business of the Company, whether by merger, consolidation, acquisition or otherwise (upon which entity the Agreement shall be binding), or (b) any affiliate; provided, however, that in neither case shall the Company be released from its obligations hereunder, nor shall any assignment to an affiliate lessen Executive’s rights with respect to his position, duties, responsibilities or authority with respect to the Company.

10. Governing Law: Jurisdiction and Venue. This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of California without regard to the conflicts of law principles thereof. Suit to enforce this Agreement or any provision or portion thereof may be brought in the federal or state courts located in Los Angeles, California.

11. Severability of Provisions. In the event that any provision of this Agreement should ever be adjudicated by a court of competent jurisdiction to be unenforceable, then such provision shall be deemed reformed to the maximum extent permitted by applicable law, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of any other provision of this Agreement.

12. Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method upon receipt of telephonic or electronic confirmation; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice will be sent to:

(a) If to the Company:

Herbalife International of America, Inc.
800 W. Olympic Blvd., Suite 406
Los Angeles, California 90015
Attention: General Counsel
Telecopy: (310) 557-3906

with a copy to:

Herbalife International of America, Inc.
800 W. Olympic Blvd., Suite 406
Los Angeles, California 90015
Attention: Chief Executive Officer
Telecopy: (310) 557-3906

(b) if to Executive, to:

Desmond Walsh

with a copy to:

or to such other place and with other copies as either party may designate as to itself or himself by written notice to the others.

13. Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed to be an original, but all of which together shall constitute one and the same Agreement.

14. Entire Agreement. The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the subject matter hereof and this Agreement supersedes (and may not be contradicted by, modified or supplemented by) any prior or contemporaneous agreement, written or oral, with respect thereto. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

15. Amendments: Waivers. This Agreement may not be modified or amended except by an instrument in writing, signed by Executive and a duly authorized representative of the Company. No waiver of any of the provisions of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be construed as a further, continuing, or subsequent waiver of any such provision or as a waiver of any other provision of this Agreement. No failure to exercise and no delay in exercising any right, remedy or power hereunder shall preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

16. Representation of Counsel; Mutual Negotiation. Each party has had the opportunity to be represented by counsel of its choice in negotiating this Agreement. This Agreement shall therefore be deemed to have been negotiated and prepared at the joint request, direction and construction of the parties, at arm’s-length, with the advice and participation of counsel, and shall be interpreted in accordance with its terms without favor to any party.

17. Compliance with Section 409A.

(a) The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If Executive notifies the Company (with reasonable specificity as to the reason therefor) that Executive believes that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Executive to incur any additional tax or interest under Section 409A and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the Company shall, after consulting with Executive, reform such provision to attempt to comply with Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A. To the extent that any provision hereof is modified in order to comply with Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit/burden to Executive and the Company of the applicable provision without violating the provisions of Section 409A.

(b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment or the provision of any benefit that is specified as subject to this Section or that is otherwise considered deferred compensation under Section 409A payable on account of a “separation from service,” and that is not exempt from Section 409A as involuntary separation pay or a short-term deferral (or otherwise), such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (ii) the date of Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 17(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum without interest, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c) With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated without regard to expenses reimbursed under any arrangement covered by Internal Revenue Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.

(d) Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

[Signature Page Follows]IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

EXECUTIVE

By: Desmond Walsh

HERBALIFE INTERNATIONAL OF AMERICA, INC.

By: Michael O. Johnson
Title: Chief Executive Officer

ATTACHMENT A

Agreement and General Release

Agreement and General Release (“AGREEMENT”), by and among DESMOND WALSH (“EXECUTIVE” and referred to herein as “you”) and HERBALIFE INTERNATIONAL OF AMERICA, INC., a California corporation (the “COMPANY”).

1. In exchange for your waiver of claims against the Company Entities (as defined below) and compliance with other terms and conditions of this Agreement, upon the effectiveness of this Agreement, the Company agrees to provide you with the payments and benefits provided in Section 2 of your Severance Agreement with the Company.

2. (a) In consideration for the payments and benefits to be provided to you pursuant to paragraph 1 above, you, for yourself and for your heirs, executors, administrators, trustees, legal representatives, and assigns (hereinafter referred to collectively as “RELEASORS”), FOREVER RELEASE AND DISCHARGE THE Company and its past, present and future parent entities, subsidiaries, divisions, affiliates and related business entities, successors and assigns, assets, employee benefit plans or funds (including, without limitation, each of Whitney & Co., LLC, Golden Gate Private Equity, Inc., any investment fund managed by either of them and any affiliate of any of the aforementioned persons or entities), and any of its or their respective past, present and/or future directors, officers, fiduciaries, agents, trustees, administrators, employees and assigns, whether acting on behalf of the Company or in their individual capacities (collectively the “COMPANY ENTITIES”) from any and all claims, suits, demands, causes of action, covenants, obligations, debts, costs, expenses, fees and liabilities of any kind whatsoever in law or equity, by statute or otherwise, whether known or unknown, vested or contingent, suspected or unsuspected and whether or not concealed or hidden (collectively, the “CLAIMS”), which you ever had, now have, or may have against any of the Company Entities by reason of any act, omission, transaction, practice, plan, policy, procedure, conduct, occurrence, or other matter related in any way to your employment by (including, but not limited to, termination thereof) the Company Entities up to and including the date on which you sign this Agreement, except as provided in subsection (c) below.

(b) Without limiting the generality of the foregoing, this Agreement is intended to and shall release the Company Entities from any and all claims, whether known or unknown, which Releasors ever had, now have, or may have against the Companies Entities arising out of your employment or termination thereof, including, but not limited to: (i) any claim under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974,(excluding claims for accrued, vested benefits under any employee benefit or pension plan of the Company Entities subject to the terms and conditions of such plan and applicable law), the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act of 1988, or the Fair Labor Standards Act of 1938, in each case as amended; (ii) any claim under the California Fair Employment and Housing Act, the California Labor Code, the California Family Rights Act, or the California pregnancy Disability Leave Law; (iii) any other claim (whether based on federal, state, or local law (statutory or decisional), rule, regulation or ordinance) relating to or arising out of your employment, the terms and conditions of such employment, the termination of such employment, including, but not limited to, breach of contract (express or implied), wrongful discharge, detrimental reliance, defamation, emotional distress or compensatory or punitive damages; and (iv) any claim for attorneys’ fees, costs, disbursements and/or the like.

(c) Notwithstanding the foregoing, nothing in this Agreement shall be a waiver of claims: (1) that may arise after the date on which you sign this Agreement; (2) with respect to your right to enforce your rights that survive termination under the Severance Agreement or any other written agreement entered into between you and the Company (including, without limitation, any agreements granting you any stock units, stock appreciation rights, stock options or any other equity grants or equivalents); (3) regarding rights of indemnification, receipt of legal fees and directors and officers liability insurance to which you are entitled under the Severance Agreement, the Company’s Certificate of Incorporation or By-laws, pursuant to any separate writing between you and the Company or pursuant to applicable law; (4) relating to any claims for accrued, vested benefits under any employee benefit plan or pension plan of the Company

Entities subject to the terms and conditions of such plan and applicable law; or (5) as a stockholder or optionholder of the Company.

(d) In signing this Agreement, you acknowledge that you intend that this Agreement shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. You expressly consent that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown, unsuspected or unanticipated Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected or unanticipated Claims), if any, as well as those relating to any other claims hereinabove mentioned or implied. You acknowledge and agree that this waiver is an essential and material term of this Agreement, and if you bring your own Claim in which you seek damages against any Company Entity, or if you seek to recover against any Company Entity in any Claim brought by a governmental agency on your behalf, the release set forth in this Agreement shall serve as a complete defense to such Claims, and you shall reimburse each Company Entity for any attorneys’ fees or expense or other fees and expense incurred in defending such Claim; provided, however, if a class action claim or governmental claim is brought on your behalf, your obligations will be limited to (i) opting out of such action or other proceedings received in connection therewith to the Company, it being agreed that you shall not be liable to the Company for any attorneys’ fees or expense or other fees or expenses in the case of any such class action claim or governmental claim.

(e) Without limiting the generality of the foregoing, you waive all rights under California Civil Code Section 1542, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

3. (a) This Agreement is not intended, and shall not be construed, as an admission that any of the Company Entities has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against you.

(b) Should any provision of this Agreement require interpretation or construction, it is agreed by the parties that the entity interpreting or constructing this Agreement shall not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document.

4. For two years from and after the date of your employment termination, you agree not to make any derogatory, negative or disparaging public statement about any Company Entity, or to make any public statement (or any statement likely to become public) that could reasonably be expected to adversely affect or disparage the reputation, or, to the extent applicable, business or goodwill of any Company Entity, it being agreed and understood that nothing herein shall prohibit you (a) from disclosing that you are no longer employed by the Company, (b) from responding truthfully to any governmental investigation or inquiry related thereto, whether by the Securities and Exchange Commission or other governmental entity or any other law, subpoena, court order or other compulsory legal process or any disclosure requirement of the Securities and Exchange Commission, or (c) from making traditional competitive statements in the course of promoting a competing business, so long as any statements made by you described in this clause (c) are not based on confidential information obtained during the course of your employment with the Company. The Company agrees that it will not make any derogatory, negative or disparaging public statement about you in an authorized press release or authorized public announcement.

5. This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

6. This Agreement shall be construed and enforced in accordance with the laws of the State of California applicable to agreements made and to be performed entirely within such State.

7. You acknowledge that your obligations pursuant to Sections 5, 6, 7 and 8 of the Severance Agreement survive the termination of your employment in accordance with the terms thereof. The Company acknowledges that its obligations under Sections 2(a), 2(b), 4 and 7 of the Severance Agreement survive the termination of your employment in accordance with the terms thereof.

8. You acknowledge that you: (a) have carefully read this Agreement in its entirety; (b) have had an opportunity to consider for at least twenty-one (21) days the terms of this Agreement; (c) are hereby advised by the Company in writing to consult with an attorney of your choice in connection with this Agreement; (d) fully understand the significance of all of the terms and conditions of this Agreement and have discussed them with your independent legal counsel, or have had a reasonable opportunity to do so; (e) have had answered to your satisfaction by your independent legal counsel any questions you have asked with regard to the meaning and significance of any of the provisions of this Agreement; and (f) are signing this Agreement voluntarily and of your own free will and agree to abide by all the terms and conditions contained herein.

9. You understand that you will have at least twenty-one (21) days from the date of receipt of this Agreement to consider the terms and conditions of this Agreement. You may accept this Agreement by signing it and returning it to the Company’s Chief Executive Officer at the address specified pursuant to Section 16 of the Severance Agreement. After executing this Agreement, you shall have seven (7) days (the “REVOCATION PERIOD”) to revoke this Agreement by indicating your desire to do so in writing delivered to the Chief Executive Officer at the address above by no later than 5:00 p.m. on the seventh (7th) day after the date you sign this Agreement. The effective date of this Agreement shall be the eighth (8th) day after you sign the Agreement (the “AGREEMENT EFFECTIVE DATE”). If the last day of the Revocation Period falls on a Saturday, Sunday or holiday, the last day of the Revocation Period will be deemed to be the next business day. In the event you do not accept this Agreement as set forth above, or in the event you revoke this Agreement during the Revocation Period, this Agreement, including but not limited to the obligation of the Company to provide the payments and benefits provided in paragraph 1 above, shall be deemed automatically null and void.

EXECUTIVE

By:

Desmond Walsh

HERBALIFE INTERNATIONAL OF AMERICA, INC.

By:
Name:
Title: